                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                  [ ]  Confidential, For Use of the Commission Only
                                                       (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                            MERCER INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)



                           GREENLIGHT CAPITAL, L.L.C.
                            GREENLIGHT CAPITAL, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                EXPLANATORY NOTE

           Greenlight Capital, LLC, a Delaware limited liability company ("Greenlight LLC"), and Greenlight Capital, Inc., a Delaware corporation (together with Greenlight LLC, "Greenlight"), are filing the material contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies in support of electing Greenlight nominees to the board of trustees of Mercer International Inc. ("Mercer") at the 2003 annual meeting of the shareholders of Mercer.

                         (GREENLIGHT CAPITAL, INC. LOGO)
              GREENLIGHT CAPITAL FILES DEFINITIVE PROXY NOMINATING
               INDEPENDENT BOARD MEMBERS FOR MERCER INTERNATIONAL

                      MERCER'S LARGEST SHAREHOLDER BELIEVES
                POOR CORPORATE GOVERNANCE HURTS SHAREHOLDER VALUE

New York, NY; July 2, 2003: Greenlight Capital, Inc., ("Greenlight") today filed a definitive proxy statement with the Securities and Exchange Commission, nominating Guy W. Adams, 52, and Saul E. Diamond, 37, for the Board of Trustees of Mercer International, Inc. (Nasdaq: MERCS) ("Mercer").

Mercer's shareholders are currently scheduled to elect two trustees to Mercer's seven-member Board of Trustees at the annual meeting on August 22, 2003. Mercer announced on June 30, 2003 that it had changed the annual meeting date from July 15, 2003 to August 22, 2003, and had changed the shareholder record date from May 21, 2003 to July 23, 2003.

"Mercer's delay in its annual meeting is a clear indication that the company is afraid that shareholders will finally get a say in how the company is managed," said Daniel Roitman, Chief Operating Officer of Greenlight Capital. "We encourage shareholders to use this time to take a hard look at the corporate governance problems at Mercer that we believe have hurt investor confidence and destroyed shareholder value."

Greenlight, an investment management firm with a focus on long-term value investing, has been an investor in Mercer since August 1997. Greenlight owns 14.9% of Mercer's shares outstanding, and has been the company's largest shareholder since 2000. Mercer is a pulp and paper manufacturing company with operations in Europe.

Greenlight also announced that the following letter is being mailed to Mercer's shareholders:


JULY 2, 2003

DEAR FELLOW SHAREHOLDER OF MERCER INTERNATIONAL:

Mercer's Board - which is supposed to represent you - HASN'T MET ONCE IN THE PAST SIX YEARS(1).

Mercer has posted losses three of the past four years. Management has engaged in questionable transactions. And investors have turned their backs on Mercer, SENDING THE STOCK DOWN OVER 50% IN THE PAST FIVE YEARS.

MERCER'S TERRIBLE CORPORATE GOVERNANCE IS HURTING ALL SHAREHOLDERS. This year you can vote to fix the problems at Mercer and create value for all shareholders. Greenlight has nominated two trustees to serve on the company's Board who will actively represent shareholders and seek to ensure that the

----------

(1) According to Mercer International proxy statements.

company maximizes shareholder value and increases its level of transparency in order to regain credibility with investors.

WHAT IS WRONG WITH MERCER'S GOVERNANCE:

RIGHT NOW, WE SHAREHOLDERS HAVE NO ACTIVE REPRESENTATION ON MERCER'S BOARD. Mercer's Board is loaded with individuals friendly to management, who don't seem to understand that shareholders own Mercer, not management.

Mercer's CEO, Jimmy Lee, currently or recently held management and/or director positions with MFC Merchant Bank, Med Net, and Cade Struktur. MERCER INTERNATIONAL HAS ENTERED INTO TRANSACTIONS WITH EACH OF THESE FIRMS.

While we wonder whether Mr. Lee's deep involvement with so many outside companies distracts him from his job as CEO of Mercer, IT IS CLEAR THAT THE POTENTIAL FOR MULTIPLE CONFLICTS OF INTEREST REQUIRES ACTIVE BOARD OVERSIGHT OF HIS ACTIVITIES.

For example, Mercer's Landqart AG mill business, which it touted as the cornerstone of an expansion strategy, was quietly deconsolidated in a questionable transaction with management-related companies. THIS TRANSACTION WAS HIDDEN FROM SHAREHOLDERS FOR THREE MONTHS, NEVER RECEIVED A FAIRNESS OPINION, AND WAS NEVER APPROVED BY AN INDEPENDENT COMMITTEE OF THE BOARD.

MERCER'S RECORD IN SHAREHOLDER TRANSPARENCY IS EQUALLY TROUBLESOME. The company recently announced that it postponed its $65 million convertible debt offering and blamed Greenlight's nomination of two independent Board members on June 20, 2003 for its actions. Blaming Greenlight for Mercer's financial problems illustrates that the company does not value transparency and truth in reporting accurate facts to its shareholders.

ON JUNE 11TH (OVER A WEEK PRIOR TO GREENLIGHT'S NOMINATION OF TWO INDEPENDENT BOARD MEMBERS), MERCER'S CEO, JIMMY LEE, CALLED GREENLIGHT TO INFORM THE FIRM THAT THE OFFERING WAS "ON HOLD", after Mercer's CFO resigned due to a criminal investigation unrelated to Mercer. Later that day, Mercer's underwriter called to say that the delay would probably be "a couple of months...it's not a couple of weeks." Even prior to the CFO's resignation, the underwriter told Greenlight that Mercer was having trouble placing the notes.

Adding two shareholder-selected trustees will improve corporate governance at the company, should receive a positive response from the capital markets and should increase the likelihood that a successful refinancing can be achieved.

THIS ISN'T THE ONLY RECENT EXAMPLE OF MERCER CHANGING THE FACTS. Mercer's reporting on the results of its previous election of Board members clearly illustrates the company's lack of transparency and casts doubt on the results of the entire election. In November 2002, four months after the shareholder meeting, Mercer finally reported that MR. LEE AND ONE OTHER TRUSTEE IN LAST YEAR'S UNCONTESTED ELECTION RECEIVED LESS THAN 8% OF THE TOTAL SHAREHOLDER VOTES, and only 26% of the shares even voted.

After Greenlight pointed this out in its June 20, 2003 filing, management reported in an amended June 30, 2003 10-Q filing that its original report was erroneous, as it had found 2.8 million additional votes cast in favor of the trustees. AS A SHAREHOLDER, WE FIND THE SUDDEN DISCOVERY OF NEW VOTES IN RESPONSE TO THE GREENLIGHT FILING OVER A YEAR AFTER THE ELECTION A FRESH EXAMPLE OF POOR CORPORATE GOVERNANCE. Even with the new results, over 75% of the shareholders did not vote in favor of these management trustees.

MERCER SAYS IT HASN'T HELD BOARD MEETINGS IN YEARS BECAUSE "IT IS DIFFICULT TO SCHEDULE MEETINGS."(2) Greenlight believes this statement is an accurate measure of the total lack of concern the Board and management of Mercer have towards their shareholders.

----------

(2) According to Mercer June 30, 2003 press release.

Now, Mercer has delayed its annual meeting and changed its record date, which will allow for the potential manipulation of shareholding levels prior to the vote and will extend the period of uncertainty during, in Mercer's words, "the most critical time in the Company's history," further delaying any possible refinancing. WE HOPE SHAREHOLDERS TAKE THIS TIME TO ADEQUATELY EXAMINE THE SERIOUS CORPORATE GOVERNANCE PROBLEMS AT MERCER, AND THE RESULTING DAMAGE TO SHAREHOLDER VALUE.

HOW MERCER'S BAD GOVERNANCE HURTS ALL SHAREHOLDERS:

Greenlight Capital is a long-term value investor. Since its purchase of Mercer shares in 1997, GREENLIGHT'S ONLY MOTIVATION IS TO SEE THE VALUE OF MERCER'S STOCK INCREASE.

As the largest shareholder since 2000, we have encouraged other institutions to invest in Mercer and sell-side analysts to cover the company. The common objection is, "Who is watching the management?"

Management's response to criticism amounts to, "If you don't like it, sell." The falling share price reflects the decisions of many shareholders to do just that.

INVESTORS HAVE TURNED THEIR BACKS ON MERCER. Analysts have no interest in covering the company. Investors refused to subscribe to its recent notes offering. And Mercer is trading at a significant discount to its book value, suggesting that INVESTORS PLACE NO VALUE ON MANAGEMENT'S PROMISES OF FUTURE PROFITS.

In fact, Mercer's reputation is so bad that some say a DOCUMENT IS "MERCER-IZED" IF IT HIDES IMPORTANT FACTS.(3) GOVERNANCE PROBLEMS HAVE CREATED A CLOUD OF DOUBT OVER MERCER THAT DESTROYS STOCK VALUE.

ELECT SHAREHOLDER NOMINEES TO RESTORE INVESTOR CONFIDENCE IN MERCER:

WE AS SHAREHOLDERS MUST ADD PROFESSIONAL, INDEPENDENT TRUSTEES TO MERCER'S BOARD WHO WILL WORK FOR SHAREHOLDERS AND RESTORE INVESTOR CONFIDENCE.

Greenlight searched for two nominees who had the expertise needed to oversee management, the professionalism to work cooperatively with other Board members, and the integrity to protect shareholders at all times.

GUY W. ADAMS, 52, fought for shareholders at Lone Star Steakhouse & Saloon, Inc., who overwhelmingly elected him to the board. He was publicly endorsed by CalPERS, the largest pension fund in the U.S., and ISS, the leading proxy advisory service. After he spoke up and spent a year on the board, the governance problems were corrected and the stock doubled.

Mr. Adams holds a Harvard MBA and has an undergraduate degree in engineering. He has managed company operations in Europe, Asia, South America and Africa, and has been a professional investor for 15 years.

SAUL E. DIAMOND, 37, has actively overseen $84 million of investments in several companies, in his role as a senior member in private equity firms. He has significant experience in overseeing management and analyzing company strategies to make sure they benefit shareholders.

Mr. Diamond has experience investing in companies in Europe, and is a past director of Kane Magnetics, a private manufacturing company. He holds an MBA from Columbia University and has over ten years of equity investment experience.

WE URGE YOU NOT TO VOTE FOR MANAGEMENT'S NOMINEES. Management wants to reelect Michel Arnulphy, 69. Mr. Arnulphy has been a trustee at Mercer since 1995 and HAS BEEN PART OF THE BOARD THAT HAS RUBBER STAMPED MANAGEMENT DECISIONS FOR YEARS.

Management's choice for the open Board seat is Per Gundersby, 68. While he has valuable industry experience, Mercer already gets the benefit of that experience BECAUSE MR. GUNDERSBY IS A CONSULTANT TO THE COMPANY WHO ANSWERS TO MANAGEMENT.(4)

----------

(3) A January 2002 article in The Vancouver Sun stated: Secrecy is not new to Mercer. The company's secretive ways prompted one Vancouver financial observer to coin a phrase in the 1990s to describe Mercer's hallmark: the practice of removing names from a financial filing with securities regulators, which makes the trail hard to follow. "I term it to Mercer-ize a financial statement, which means to obfuscate," said John Woods, editor of Stockwatch. "Disclosure was not its strong point."

If elected, MR. ADAMS AND MR. DIAMOND'S GOALS WILL BE THE SAME AS YOURS - A RISING STOCK PRICE. Mr. Adams and Mr. Diamond will:

o Work with management and the other five Board members to hold regular Board meetings(5);

o    Ensure that shareholders know what steps are being taken to restore value;

o    Hold management accountable for implementing its business plan;

o Work to restore credibility with investors, through better transparency and corporate governance;

o Ask for the separation of the Chairman and CEO positions, to focus the CEO on running the company;

o    Urge the Board to eliminate its classified structure and any poison pill;
     and

o Seek to ensure that all significant company transactions are approved by independent Board members.

IN SHORT, MR. ADAMS AND MR. DIAMOND WILL DO ALL OF THE THINGS THAT PROFESSIONAL BOARD MEMBERS ARE SUPPOSED TO BE DOING. Our Board members will be what we haven't had, a voice for the shareholders.

The time to act is now. In the next year, Mercer must fill its vacant CFO position, refinance its bridge loans, and complete construction and start up of its Stendal pulp plant. Mercer has good assets. With proper governance, we believe that the company can have a bright future.

PLEASE VOTE FOR ACTIVE, INDEPENDENT BOARD REPRESENTATION.

           VOTE THE GREEN PROXY CARD to elect two shareholder-nominated Board members WHO WILL ACTIVELY WORK TO IMPROVE THE SHARE PRICE AND LONG-TERM SHAREHOLDER VALUE.

           DO NOT vote the WHITE proxy card management sent you to elect Board members picked by MANAGEMENT WHO STAND FOR THE STATUS-QUO.

Proxy cards must be received prior to or at the annual meeting on August 22, 2003. Even if you have already sent in management's white proxy card, you can change your vote by signing and returning a later dated GREEN proxy card.

Sincerely,


Greenlight Capital, Inc.

----------

(4) Mercer's press release dated May 7, 2003 did not bother to disclose that Mr. Gundersby had been an employee of Stendal since 2001, and a consultant since 2002.
(5) Currently, two trustees can call for a meeting of the Board of Trustees.

IMPORTANT INFORMATION:

On July 2, 2003, Greenlight Capital, Inc. and Greenlight Capital, L.L.C. (collectively, "Greenlight") filed a definitive proxy statement with the Securities and Exchange Commission in connection with Greenlight's solicitation of proxies to elect its director nominees at the 2003 annual shareholders meeting of Mercer International Inc. ("Mercer"). Greenlight urges Mercer shareholders to read Greenlight's proxy statement because it contains important information. You may obtain a free copy of Greenlight's definitive proxy statement, as well as other soliciting materials that have been filed by Greenlight, at the Securities and Exchange Commission's website at WWW.SEC.GOV. The definitive proxy statement and other documents filed by Greenlight may also be obtained for free by writing to Greenlight at 420 Lexington Avenue, Suite 1740, New York, New York 10170, or by contacting D.F. King & Co., Inc. at 800-848-3416.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Greenlight's solicitation is available in the definitive proxy statement filed by Greenlight. In addition, the objectives of the Greenlight Nominees' could change after the election based on the exercise of their fiduciary duties to the shareholders of Mercer in light of their knowledge and circumstances at the time.

Some of the statements contained in this document may constitute "forward-looking statements," which for this purpose includes all statements that are not of historical fact. The actual future financial performance of Mercer could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which Mercer has been reduced under the current Board, there can be no assurance that the Greenlight nominees will succeed in their efforts to improve the corporate governance of Mercer and the value of Mercer shares.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Greenlight has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.


CONTACT INFORMATION:

INVESTORS:
Thomas Long / Richard Grubaugh
D.F. King & Co., Inc.
(800) 848-3416

MEDIA:
Steve Frankel / Ed Rowley
The Abernathy MacGregor Group
(212) 371-5999